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                                                                     Exhibit (n)

                       THE PAYDEN & RYGEL INVESTMENT GROUP
                               MULTIPLE CLASS PLAN
                           (As Amended June __, 2009)

          This Multiple Class Plan, as amended ("Plan") has been prepared, pursuant to the requirements of Rule 18f-3(d) under the Investment Company Act of 1940 ("Investment Company Act" or "Act"), in connection with the offer and sale of shares of the various series of The Payden & Rygel Investment Group (the "Trust"). Each series of the Trust identified in Exhibit A hereto (each a "Multiple Class Fund" and collectively the "Multiple Class Funds") is a multiple class fund within the meaning of Rule 18f-3. The remaining series of the Trust are single class funds.

          In accordance with the requirements of Rule 18f-3, this Plan describes the differences between the classes of shares that are issued by the Multiple Class Funds, including the various services offered to shareholders, the distribution arrangement that pertains to each class, the methods of allocating expenses relating to those differences, and the conversion features or exchange privileges relating to the classes.

                                  I. Background

          The Trust is an open-end investment company registered under the Investment Company Act. The Trust currently has 22 series, including each Multiple Class Funds, and may have other series in the future. Each series, including each Multiple Class Fund has differing investment objectives and policies.

          Each Multiple Class Fund has two or more classes of shares, as indicated in Exhibit A. The classes of each Multiple Class Fund represent interests in the same portfolio of investments held by the Multiple Class Fund and, except as described below, are identical in all respects. The classes differ in the following respects: (1) in the applicability of distribution fees, pursuant to the Trust's Rule 12b-1 distribution plan (the "Distribution Plan");
(2) in the expenses that may be incurred by one class as compared to another, and in the method of allocating expenses between the classes; and (3) in the voting rights accorded to each class. These differences are discussed below in more detail.

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                          II. Discussion of Differences

     A. Distribution Plan Arrangements

          As indicated on Exhibit A, one or more classes of shares of each Multiple Class Fund are subject to a Distribution Plan. Pursuant to the Distribution Plan, each such class of shares of the Multiple Class Fund pays the Multiple Class Fund's Distributor an annual fee as set forth in Exhibit A hereto of the average net assets of the Multiple Class Fund attributable to such class of shares. These payments are for expenses incurred by the Distributor in connection with advertising and marketing such class of shares of the Multiple Class Fund; periodic payments of fees for distribution assistance made to one or more securities dealers or other industry professionals (such as investment advisers, accountants, estate planning firms and the Distributor itself); and expenses incurred in preparing, printing and distributing the Multiple Class Fund's prospectus and statement of additional information (except those used for regulatory purposes or for distribution to existing shareholders of the Multiple Class Fund).

          The Distribution Plan is a "payment" plan, which means that the Trust will pay to the Multiple Class Funds' Distributor an annual fee for the Distributor's services in such capacity including its expenses in connection with the promotion and distribution of the class of shares of each Multiple Class Fund subject to the Distribution Plan. The fees are not tied exclusively to actual distribution and service expenses, and the fee may exceed the expenses actually incurred.

          The net income attributable to each class of shares subject to the Distribution Plan and the dividends payable on such class of shares will be reduced by certain incremental expenses associated with such fees, as described below.

     B. Paying for Expenses

          1. Expenses Allocated to a Particular Class

          Certain expenses of a Multiple Class Fund will be allocated solely to a particular class of shares of the Multiple Class Fund because they relate only to the expenses of that class. Such expenses include:

     (a) distribution expenses associated with distribution of the class of shares of the Multiple Class Fund and for which Distribution Plan fees will be assessed;

     (b)  incremental transfer agent fees identified by the

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          transfer agent as being attributable to a specific class;

     (c) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxies to shareholders of a particular class;

     (d)  blue sky registration fees incurred by a particular class;

     (e)  SEC registration fees incurred by a particular class;

     (f) the expenses of administrative personnel and services as required to support the shareholders of a particular class;

     (g)  accounting expenses relating to one class;

     (h)  litigation or other legal expenses relating to one class;

     (i) trustees' fees and expenses incurred as a result of issues relating to one class;

     (j) any other incremental expenses subsequently identified that should be properly allocated to one class of shares.

          2. Expenses Allocated to All Classes

          Other expenses of a Multiple Class Fund will be allocated to all classes of shares of the Fund in accordance with the requirements of rule 18f-3(c). These include the management fee paid to the advisor to the Multiple Class Fund; the custodial fee; and certain other expenses of the Multiple Class Fund. These expenses will be allocated to each class of a Multiple Class Fund based on the net asset value of such class in relation to the net asset value of the Multiple Class Fund.

     C. Voting of Class Shares

          The voting rights of a shareholder of each class of a Multiple Class Fund are the same, except that the class of shares subject to the Distribution Plan will have the exclusive right to vote on matters relating to the Distribution Plan to the extent that such a shareholder vote is required by the Investment Company Act or otherwise requested. Rule 12b-1 adopted by the Securities and Exchange Commission under the Investment Company Act requires that (i) any amendment of the Distribution Plan to

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increase materially the costs which the class of shares of a Multiple Class Fund subject to the Distribution Plan may bear for distribution services under the Distribution Plan must be approved by a vote of a majority of the outstanding shares of such class of the Multiple Class Fund; and (ii) the Distribution Plan may be terminated at any time by vote of a majority of the outstanding shares of such class of the Multiple Class Fund. Each shareholder is entitled to one vote for each full share held and fractional votes for fractional shares held. Shareholders will vote in the aggregate and not by class or series, except as noted above and where otherwise required by law (or when permitted by the Board of Trustees).

Dated: Amended June __, 2009

Amended June __, 2009

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                       THE PAYDEN & RYGEL INVESTMENT GROUP
                               MULTIPLE CLASS PLAN
                           (As Amended June __, 2009)

                                    EXHIBIT A

                                                 Classes            Class
                                               Subject to      Not Subject to
                                              Distribution      Distribution
   Fund Name                                      Plan              Plan
   ---------                                ----------------   --------------
1. Payden/Kravitz                           Adviser Class      Institutional
   Cash Balance Plan Fund                   Retirement Class   Class
2. Payden Cash Reserves Money Market Fund   Class D            Investor Class
3. Payden U.S. Government Fund              Adviser Class      Investor Class
4. Payden GNMA Fund                         Adviser Class      Investor Class
5. Payden Core Bond Fund                    Adviser Class      Investor Class
6. Payden High Income Fund                  Adviser Class      Investor Class
7. Payden Emerging Markets Bond Fund        Adviser Class      Investor Class
8. Payden U.S. Growth Leaders Fund          Adviser Class      Investor Class

Amended June __, 2009